Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.8

Consulting Agreement

This Agreement is made this 15 day of November 2006, by and between Targeted Medical Pharma (hereinafter called “TMF or Company”) and David Silver M.D. (hereinafter called “DSM”).

WHEREAS
A.
TMP has developed a proprietary technology in the form of a product line of specially formulated Medical Foods and Pharmaceuticals designed to treat certain disease states.  TMP hereby; represents and warrants that it is the owner of the entire right, title, and interest of the trade secrets and confidential technology relating to the processing and manufacture of these Medical Foods, and Pharmaceuticals.

B.
TMP desires to appoint a Associate Scientific Director for the purpose of assisting TMP in the following capacities including but not limited to developing and supporting clinical trials, marketing support, reviewing of formulations and monographs, and attending scientific meetings.

NOW THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:   David Silver M.D. shall receive an annual salary of $77,500 for each of three years to be paid by the Company in the form of Stock Options (per Exhibit “A”) in Targeted Medical Pharma subject to the terms of the vesting schedule. (See Exhibit “B”). Stock Options shall have an exercise price of One Dollar and Fifteen cents ($1.15) and shall contain a minimum exercise period of three years following vesting.  Stock Options shall be delivered to David Silver by mutual consent.

1. Delivery of Confidential and Trade Secret Material.  DSM acknowledges that Company may deliver certain confidential materials and trade secret information to DSM pursuant to a Confidentiality Agreement. It is agreed and understood that all of the said confidential information and trade secret materials previously delivered to DSM by Company shall be returned to Company upon execution of this Agreement by Company.  DSM understands that Company owns all rights in any and all patents, trademarks, copyrights, and goodwill associated with the Licensed Products.  Company shall, from time to time, and as deemed necessary and appropriate to effect the purposes of this Agreement, deliver to DSM confidential information and trade secrets relating to the Licensed Products.  Such information shall be subject to the provision of this Agreement pertaining to the restrictions on the use and distribution of such confidential materials and trade secrets as well as the provisions of the Confidentiality Agreement between the parties. Upon the termination of this Agreement for any reason whatsoever, DSM shall return to Company all confidential materials and trade secret information which was delivered to DSM by Company pursuant to this Agreement or pursuant to the Confidentiality Agreement, and certify to Company that DSM has retained no copies of any such confidential information or trade secrets of Company.

2. Relationship of the Parties.  Nothing herein contained shall be deemed to create between the parties the relationship of partners, joint ventures or any relationship other then Company and DSM.  DSM shall have no power to obligate, bind or otherwise create any duty upon Company except as specifically and expressly herein provided, or that is required by applicable law between a DSM and Company.

3. Defaults.

a) Defaults and Right to Cure.  If either party to this Agreement shall violate any of its obligations or warranties under the terms of this Agreement, then the non-violating party shall have the right and option, but not the duty, to terminate this Agreement upon thirty (30) days prior written notice (the “Default Notice”); but no neglect or failure to serve such notice shall be deemed to be a waiver of any breach of any covenant or stipulation under this Agreement.  Such termination of the Agreement shall become effective unless the violations complained of shall be completely remedied to the reasonable satisfaction of Company within thirty days after the date of the Default Notice.  If the violation complained of shall be of a kind that a remedy or cure cannot effectively restore the prior circumstances, the Default Notice shall state that the violation is not curable and this Agreement shall terminate on the date of the Default Notice.  The termination of the Agreement shall be without prejudice to any rights that Company may otherwise have against DSM under this Agreement or under law.

4. Indemnification.

(a)         Company shall indemnify and hold DSM harmless from any loss, claim, demand, liability and expense arising out of or resulting from any product liability claims for the Licensed Products made against DSM, other than claims made that arise out of or relate to any negligent or unauthorized representations made by DSM concerning the Licensed Products.

5. Notices.  All notices to be given hereunder shall be in writing and all notices and other material to be sent by either party to the other shall be addressed to the respective addresses of the parties as follows:

Company:	William Shell, CEO
Targeted Medical Pharma, Inc.
2980 Beverly Glen Circle, Suite 301
Los Angeles, California 90077

DAVID SILVER M.D:

All demands, notices and other communications to be given hereunder, if any, shall be in writing and shall be deemed duly given on the date of service if personally delivered or on the date of receipt if sent by fax, electronic email, or nationally-recognized courier service or registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party at the address set forth above.

6. Applicable Law.  The validity of this Agreement and the interpretation and performance of all of its terms and conditions shall be governed by the substantive and procedural laws of the State of California.  Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Los Angeles County, State of California.

7. Waiver.  None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties.  There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represents the entire understanding of the parties.  The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights.  No person, firm, group or corporation other than DSM and Company shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

8. Assignment.  This Agreement shall not be assignable by DSM; however, DSM may assign its rights to receive compensation under the terms of this License Agreement without the consent of Company.  This Agreement may be assigned by Company without the prior consent of DSM.

9. Entire Agreement.  This Agreement may only be modified in writing executed by both parties.

10. Attorney’s Fees.   In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be decided by the court.

11. Term of Consulting Agreement.  The term of this Agreement shall commence upon execution of this Agreement and shall continue for one (1) year from said date, unless terminated by either party upon sixty (60) day prior written notice this Agreement shall automatically renew for consecutive one (1) year periods.

12. Severability.  If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

COMPANY:

By:	/s/ William Shell
Print Name:	William Shell
Title:	CEO

DAVID SILVER M.D:

By:	/s/David Silver, MD

Exhibit “A”

 Option Exercise Price and Consideration.

 (a) The Company will grant Options to Consultant per Consultant Agreement and each Option shall be evidenced by a Notice of Grant, and be in such form and contain such provisions as the Company shall from time to time deem appropriate. Without limiting the foregoing, the Company may, at any time, or from time to time, authorize the Company, with the consent of the respective recipients, to issue Options in exchange for the surrender and cancellation of any or all outstanding Options.

 (b) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be One Dollar and Fifteen Cents (1.15) cents and the Option shall have a term of thirty-six months (36) from date of vesting.

 (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Company and may consist entirely of (1) cash, (2) check, (3) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price or (4) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

Exercise of Option.

 (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable by Consultant at any time after the vesting of Options and under such conditions as determined by the Board, including performance criteria with respect to the Company or the Optionee, and as shall be permissible under the terms of the Plan.  An Option may not be exercised for a fraction of a Share. An Option shall be deemed to be exercised when written  notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

 (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's Consulting relationship as a result of his disability (as defined in the Code), Optionee may, but only within twenty four (24) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified, the Option shall terminate.

 (d) Death of Optionee.

 (i) If Optionee dies during the term of the Option and is at the time of his death an Employee or Consultant of the Company who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, then the Option may be exercised, at any time within twenty four (24) months following the date of death (or such other period of time as is determined by the Board), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant six (6) months after the date of death (or such other period of time as is determined by the Board); or

(e) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

 (f) Buyout Provisions. The Company may at any time offer to buy out for a payment in cash or Shares an Option previously granted, subject to approval by Consultant, based on such terms and conditions as the Company shall establish and communicate to the Optionee at the time that such offer is made.

Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.

Stock Withholding to Satisfy Withholding Tax Obligations. At the discretion of the Company, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws.

Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration.

In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administration shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.  For the purposes of this paragraph, the Option shall be considered assumed if following the merger, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger, the consideration (whether stock cash or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its Parent, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger.

Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Company makes the determination granting such Option, or such other date as is determined by the Board. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such

Exhibit “B”

May 1, 2007

As per David Silver’s Consulting Agreement dated March 1, 2007 the annual compensation provided in Targeted Medical Pharma (TMP) Stock Options to David Silver M.D. shall be 62,000. As such, the Company hereby grants 186,000 options in TMP to DSM each with a strike price of $1.15 per share subject to the following vesting schedule provided that the Agreement remains in effect and has not been terminated pursuant to its terms prior to each vesting date as set-forth below:

62,000 options to vest immediately upon execution of the Agreement;
62,000 options shall vest on May 1, 2008
62,000 options shall vest on May 1, 2009

/s/William Shell
William Shell, CEO